Exhibit 99.1

SS Innovations Provides U.S. Regulatory Update for the SSi Mantra Surgical Robotic System

Company successfully completed a human factors validation study at Johns Hopkins Hospital

Anticipates submitting a 510(k) premarket notification to the FDA in the fourth quarter of 2025

Fort Lauderdale, FL – October 2, 2025 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the Company successfully completed a human factors validation study for its SSi Mantra surgical robotic system (the “SSi Mantra”) at Johns Hopkins Hospital in September 2025 and anticipates submitting a 510(k) premarket notification to the United States Food and Drug Administration (the “FDA”) for the SSi Mantra for multiple specialty indications in the fourth quarter of 2025.

The completion of the human factors validation study, which is designed to provide essential evidence that the SSi Mantra meets the FDA’s requirements for usability and patient safety, marks a key milestone and will form an important part of the Company’s forthcoming 510(k) submission. The Company has engaged RQM+, a leading MedTech-focused CRO, to assist with the 510(k) submission.

If the FDA determines that the SSi Mantra can be marketed in the United States, the Company believes that such clearance could occur in the first half of 2026 based on standard review timelines, excluding time required by the Company to respond to any additional information requests.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “Based on discussions with the FDA and our consultants, we pivoted from filing a De Novo request for our SSi Mantra surgical robotic system to pursuing the 510(k) regulatory pathway, which offers potential speed and cost advantages. We have since made excellent progress as highlighted by the recent completion of a human factors validation study conducted at Johns Hopkins Hospital. This study will be an integral part of our 510(k) premarket notification, which we anticipate submitting to the FDA in the fourth quarter of 2025, bringing us closer to our goal of introducing our advanced, cost-efficient SSi Mantra surgical robotic system to the U.S. market.”

As of September 30th, 2025, the SSi Mantra cumulative installed base totaled 125 across six countries where the Company’s surgical robotic system has received regulatory approval. To date, 119 hospitals have installed the SSi Mantra and over 6,000 surgical procedures have been performed, including 60 telesurgeries and 310 cardiac procedures.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of surgical procedures including robotic cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com